Exhibit 10.18

ADVANCED MICRO DEVICES INC.

DEFERRED INCOME ACCOUNT PLAN

AMENDED AND RESTATED

EFFECTIVE AS OF JANUARY 1, 2008

ADVANCED MICRO DEVICES INC.

DEFERRED INCOME ACCOUNT PLAN

RECITALS

WHEREAS, Advanced Micro Devices, Inc., a corporation organized and existing under the laws of the State of California (the “Company”), previously established the Advanced Micro Devices Inc. Executive Investment Account Plan, effective July 1, 2000 (the “Prior Plan”), to provide deferred compensation benefits to the Company’s U.S. employees; and

WHEREAS, the Company has determined that it is required to amend and restate the Prior Plan’s terms to comply with certain changes in law resulting from the enactment of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to make certain additional administrative changes; and

WHEREAS, the Company caused this Advanced Micro Devices Inc. Deferred Income Account Plan (the “Plan”), which will be effective January 1, 2008, to be prepared to document the amendment and restatement of the Prior Plan’s terms to satisfy the applicable requirements of Code Section 409A with regard to amounts that are not classified as “Grandfathered Benefits” (defined below) and intends that the Plan be interpreted and administered in accordance with Code Section 409A and any regulatory guidance issued thereunder;

NOW THEREFORE, the Company hereby amends and restates the Prior Plan in its entirety as follows with no interruption in time, effective as of January 1, 2008, except as otherwise indicated herein:

ARTICLE I.

DEFINITIONS AND CONSTRUCTION

1.1	Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

(a)	Account: A Participant’s Deferral Account and Company Contribution Account, if any. The amounts credited to the Participant’s Deferral Account and his Company Contribution Account shall be segregated and separately accounted for as follows:

(1)	Grandfathered Benefits Subaccount. The portion of a Participant’s Deferral Account and Company Contribution Account, as applicable, which holds amounts credited to such accounts for Plan Years beginning prior to January 1, 2005 (the “Grandfathered Benefits”).

(2)	409A Benefits Subaccount. The portion of a Participant’s Deferral Account and Company Contribution Account, as applicable, which holds amounts credited to such accounts for Plan Years beginning on and after January 1, 2005 (the “409A Benefits”). At the direction of the Committee, the Plan shall establish a separate 409A Benefits Subaccount for each Plan Year beginning on and after January 1, 2005, which shall hold the total of amounts credited to a Participant’s Deferral Account and Company Contribution Account for the applicable Plan Year. In this regard, amounts contributed from Bonus payments earned during a Plan Year will be held in the subaccount established for such Plan Year, even though such amounts may actually be paid during the immediately following Plan Year.

(b)	Base Salary: A Participant’s annual base salary including commissions but, excluding bonus, commissions, profit sharing, incentive and all other remuneration for services rendered to Company and prior to reduction for any salary contributions to a plan established pursuant to Code Section 125 or qualified pursuant to section Code Section 401(k).

(c)	Beneficiary or Beneficiaries: The person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with Section 8.4.

(d)	Board: The Board of Directors of Advanced Micro Devices, Inc. Where applicable, the Board shall refer to the Compensation Committee of the Board to which authority to oversee this Plan has been delegated by prior resolution of the Board.

(e)	Bonus shall mean bonuses paid under the incentive plans listed on Exhibit A, as such Exhibit may be revised by the Committee from time to time.

(f)	Code: The Internal Revenue Code of 1986, as amended from time to time.

(g)	Committee: The Administrative Committee of Advanced Micro Devices, Inc., as appointed by the Board to administer the Plan in accordance with Article X, and/or its agents, designees and vendors.

(h)	Company: Advanced Micro Devices, Inc., a corporation organized and existing under the laws of the State of California.

(i)	Company Contribution Account: The bookkeeping subaccount maintained by the Company for each Participant that is credited with an amount equal to the Company Discretionary Contribution Amount, if any, and Company Matching Contribution Amount, if any, each as permitted pursuant to Article III, and earnings and losses on such amounts credited or debited pursuant to Section 4.3.

(j)	Company Discretionary Contribution Amount: The discretionary amount, if any, contributed by the Company for each Participant for a Plan Year. Such amount may differ from Participant to Participant both in amount and as percentage of Compensation.

(k)	Company Matching Contribution Amount: The discretionary amount, if any, contributed by the Company as a matching contribution for each Participant for a Plan Year. Such amount may differ from Participant to Participant both in amount and as percentage of Compensation.

(l)	Compensation: A Participant’s Compensation includes Base Salary and Bonuses earned by the Participant for services rendered to the Company during a Plan Year.

(m)	Compensation Deferral: Amounts contributed to the Plan from a Participant’s Base Salary and/or Bonus.

(n)	Compensation Deferral Account: The bookkeeping subaccount maintained by the Company for each Participant to which is credited a Compensation Deferral pursuant to Section 3.1, and earnings and losses on such amounts credited or debited pursuant to Section 4.3.

(o)	Distributable Amount: The balance in the Participant’s Deferral Account and Company Contribution Account.

(p)	Early Distribution: An election by a Participant in accordance with Article VII to receive a withdrawal of amounts from his Grandfathered Benefits Subaccount prior to the time at which such Participant would otherwise be entitled to such amounts under his existing distribution elections.

(q)	Effective Date: January 1, 2008, except as otherwise provided herein.

(r)	Election Period: The period prior to each Plan Year during which the Committee will accept election to defer compensation under this Plan’s terms.

(s)	Eligible Employee: An Employee of the Company whose position is at the director, vice president [or corporate officer] level and is designated by the Committee as eligible to participate in this Plan.

(t)	Employee: Any individual on the payroll of the Company whose wages are subject to withholding for purposes of Federal income taxes and for purposes of the Federal Insurance Contributions Act.

(u)	ERISA: The Employee Retirement Income Security Account of 1974, as amended from time to time.

(v)	Initial Election Period: The thirty (30)-day period immediately following the date an individual becomes an Eligible Employee. Unless specifically designated through a contemporaneous resolution of the Committee, an individual who is promoted into a position that causes such individual to become an Eligible Employee based on the eligibility criteria established by the Committee shall not be eligible to enroll in this Plan until the first day of the following Plan Year.

(w)	Investment Fund(s) or Fund: The investment fund(s) designated by the Committee from time to time for the hypothetical investment of a Participant’s Accounts pursuant to Article V.

(x)	Participant: An Employee participating in the Plan in accordance with the provisions of Article II.

(y)	Plan: The Advanced Micro Devices, Inc Deferred Income Account Plan, as amended from time to time.

(z)	Plan Year: Shall mean initially the twelve (12) consecutive month period commencing January 1 of each year.

(aa)	Prior Plan: The term Prior Plan shall refer to the Advanced Micro Devices Executive Investment Account Plan, as such plan was defined prior to the adoption of this restated plan document.

(bb)	Scheduled Withdrawal Date: The distribution date elected by the Participant for an in-service withdrawal of amounts from such Accounts deferred in a given Plan Year, and earnings and losses attributable thereto, as set forth on the election form for such Plan Year.

(cc)	Separation From Service or Separates from Service: The termination of an Participant’s employment with the Company in accordance with the Company’s policies and procedures which is not an authorized leave of absence (as determined under the Company’s standard leave policies); provided, however, that the Company and the Participant reasonably anticipate that no further services will be performed after the termination date or that the level of bona fide services the Participant will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty six (36)-month period (or the full period of services to the Company if the Participant has been providing services to the Company for less than thirty six (36) months). Notwithstanding the preceding, any determination of Separation from Service shall be consistent with the requirements of Treasury Regulations Section 1.409A-1(h).

(dd)

Specified Employee: The terms “Specified Employee” means (i) an officer of an the Company or any Employer earning more than $135,000 per year, as adjusted from time to time in accordance with Internal Revenue Service guidelines, (ii) a five per cent (5%) owner of a the Company or any participating Employer, or (iii) a one percent (1%) owner of a Participating Employer having Compensation from the Company or any participating Employer of more than $150,000, all as determined in accordance with Code Sections 409A and 416(i) and applicable Treasury Regulations issued thereunder. The Company shall designate those individual Participants who are Specified Employees pursuant to any policy established by the Board. In the event that a separate policy is not established by the Board, this determination shall be made by the Committee in accordance with Code Sections 409A, Treasury Regulation Section 1.409A-1(i) and this Section. This designation shall be made following each calendar year and shall apply during the entire determination year, which shall be the period from April 1st through March 31st immediately following each calendar year. The Committee shall make this determination based on (i) the Company’s active U.S. employee census on December 31st of the calendar year preceding the determination year; and (ii) the compensation for each such employee as determined under the Company’s 401(k) plan (without application of the compensation limit under Code Section 401(a)(17)).

(ee)	Unforeseeable Financial Emergency: An Unforeseeable Financial Emergency is a severe financial hardship to the Participant resulting from any of the following:

(1)	An illness or accident of the Participant or the illness or accident of the Participant’s spouse or dependent (as defined in Code Section 152(a));

(2)	Loss of the Participant’s property due to casualty; or

(3)	Any other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control.

Any determination of Unforeseeable Financial Emergency under shall be made in accordance with the requirements of Code Section 409A and any guidance issued thereunder.

(ff)	Valuation Date: Each day the New York Stock Exchange (NYSE) is open for business.

1.2	Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural, and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

1.3	Headings. The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

ARTICLE II.

PARTICIPATION

2.1	Participation.

(a)	Prior to the first day of each Plan Year, the Committee, in its absolute discretion, shall determine and notify those Employees who are newly eligible to become Participants. Any such “Eligible Employee” shall become a Participant in the Plan by electing to defer a portion of his Compensation by filing with the Committee an election that conforms to the requirements of this Article, on a form or electronic method provided by the Committee, during the Election Period.

(b)	A Participant who transfers employment with the Company to a related business entity (an “Employer”) shall continue to be classified as a Participant with the Company for purposes of this Plan. A related business entity shall include a controlled group member company, an affiliated management or service group member company, a subsidiary or joint venture of the Company, or other related business entity as defined in Code Section 414(b), (c), (m) or (n).

(c)	Notwithstanding subsection (a) above, if an individual is hired by the Company during Plan Year and is designated by the Committee as an Eligible Employee on his date of hire, such Eligible Employee may file a deferral election with the Committee within the thirty (30)-day period following the date he becomes an Eligible Employee. This election shall be made no later than the last day of his Initial Election Period.

ARTICLE III.

CONTRIBUTIONS

3.1	Participant Compensation Deferrals. Each Participant may elect to defer a portion of his Compensation in accordance with this Section. Compensation not deferred by a Participant pursuant to this Section shall, for purposes of this Plan, be received by such Participant in cash.

(a)	General Rule. The amount of Compensation that an Eligible Employee may elect to defer is such Compensation earned on or after the time at which the Eligible Employee elects to defer in accordance with Section 2.1 and shall be a flat dollar amount or percentage, each of which shall not exceed fifty percent (50%) of the Eligible Employee’s Base Salary and/or one-hundred percent (100%) of the Eligible Employee’s incentive sales commissions and Bonuses, provided that the total amount deferred by a Participant shall be limited in any calendar year, if necessary, to satisfy Social Security Tax (including Medicare), income tax and employee benefit plan withholding requirements as determined in the sole and absolute discretion of the Committee.

(1)	A Participant’s initial election to defer Compensation shall be made prior to the end of his Initial Election Period and shall be effective with respect to Compensation received after such deferral election is processed.

(2)	A Participant’s election to defer Compensation for any Plan Year shall be made during the Election Period for the Plan Year and shall be irrevocable for such Plan Year.

(b)	Cancellation of Base Salary Deferral Election. A Participant may not cancel or modify his Compensation Deferral election applicable to a Plan Year at any time during a Plan Year.

(c)	Crediting of Deferrals. Compensation Deferrals made by a Participant shall be credited to such Participant’s Deferral Account as of a date determined in accordance with procedures established from time to time by the Committee.

3.2	Company Contribution Account. The Committee shall establish and maintain a Company Contribution Account for each Participant under the Plan. As of any date or dates selected by the Company, the Company may credit a Participant’s Company Contribution Account with an amount of Company Matching Contributions and/or Company Discretionary Contributions, if any, which the Company in its sole discretion shall determine. Such credits may be made on behalf of some Participants but not others, and such credits may vary in amount among individual Participants. Each Participant’s Company Contribution Account shall be further divided into separate investment fund subaccounts corresponding to the investment fund elected by the Participant pursuant to Article V.

3.3.	Funding. The Company may, but is not obligated to, establish a grantor trust of the Company with an institutional Trustee to set aside assets to fund its obligations under this Plan. Although the principal of the trust and any earnings thereon shall be held separate and apart from other funds of the Company and would be used exclusively for the uses and purposes of Plan Participants and Beneficiaries as set forth therein, neither the Participants nor their Beneficiaries would have any preferred claim on, or any beneficial ownership in, any assets of the trust prior to the time such assets are paid to the Participants or Beneficiaries as benefits and all rights created under this Plan shall be unsecured contractual rights of Plan Participants and Beneficiaries against the Company. Any assets held in a trust established by the Company to fund its obligations under this Plan will be subject to the claims of the Company’s general creditors under federal and state law in the event of insolvency as defined in applicable trust agreement.

ARTICLE IV.

ALLOCATIONS TO PARTICIPANT ACCOUNT

4.1	Individual Account. The Committee shall create and maintain adequate records to disclose the interest hereunder of each Participant, former Participant and Beneficiary. Such records shall be prepared and shall consist of an Individual Account (including applicable subaccounts) reflecting all credits and debits made to such Account in the manner herein described. This Account shall be credited as follows:

(a)	Amounts attributable to Compensation Deferrals shall be credited to the Participant’s Deferral Account.

(b)	Amounts attributable to Company Matching Contributions or Company Discretionary Contributions shall be credited to the Participant’s Company Compensation Account.

(c)	Each Participant’s Account, which is initially divided into his Deferral Account and Company Compensation Account, shall be segregated into separate subaccounts for Grandfathered Benefits and 409A Benefits, each of which shall be accounted for separately.

(1)	Grandfathered Benefits shall be credited into a subaccount with that portion of a Participant’s Deferral Account and Company Contribution Account, as applicable, which was 100% vested as of December 31, 2004.

(2)	The subaccount attributable to 409A Benefits shall be credited with that portion of a Participant’s Deferral Account and Company Contribution Account, as applicable, which was not vested as of December 31, 2004, and with all subsequent amounts credited to the Participant’s Individual Account for Plan Years beginning on and after January 1, 2005. For each subaccount holding 409A Benefits, the Committee shall establish a separate subaccount for each Plan Year beginning on and after January 1, 2005, to which shall be credited the total of the Participant’s Deferrals and Company Compensation for the applicable Plan Year.

4.2	Investment of Account. The Committee shall credit allocable earnings and losses to each Participant’s Individual Account according to the hypothetical investments made by a Participant pursuant to the terms of Article V.

4.3	Allocation of Net Income or Loss and Changes in Value.

(a)	As of each Valuation Date, the Committee shall determine the fair market value and net income (net loss) of each Investment Fund for the period elapsed since the immediately preceding Valuation Date. The net income (or net loss) of each Investment Fund since the immediately preceding Valuation Date shall be ascertained by the Committee in such manner as it deems appropriate, which may include expenses, if any, of administering the Investment Fund and the Plan.

(b)	For purposes of crediting allocable net income (or net loss), each Participant’s Individual Account shall be divided into subaccounts to reflect the hypothetical investment of such Participant’s Account in a particular Investment Fund or Investment Funds pursuant to Article V. As of each Valuation Date, the net income (or net loss) of each Investment Fund, separately and respectively, shall be allocated among the corresponding subaccounts of the Participants who had such corresponding subaccounts invested in such Investment Fund since the immediately preceding Valuation Date, and each such corresponding subaccount shall be credited with (or debited for) that portion of such net income (or net loss) that the value of each such corresponding subaccount on such immediately preceding Valuation Date was of the value of all such corresponding subaccounts on such date; provided, however, that the value of such subaccounts as of the immediately preceding Valuation Date shall be reduced by the amount of any distributions made therefrom since the immediately preceding Valuation Date.

(c)	So long as there is a balance credited to any Account, such Account shall continue to share in earnings (or loss) allocations pursuant to this Section.

ARTICLE V.

INVESTMENT ELECTIONS

5.1	Investment Elections. At the time of making the deferral elections described in Section 3.1, the Participant shall designate, on a form or electronic filing system provided by the Committee, the types of investment funds in which the Participant’s Account will be deemed to be invested for purposes of determining the amount of earnings to be credited to that Account. The Committee shall from time to time select, add, and/or delete Investment Funds for purposes of the investment of Participants’ Account. For purposes of crediting allocable earnings and losses and valuation of each Participant’s Individual Account, each Participant’s Account shall be deemed to be invested in the Investment Funds. The preceding notwithstanding, the Committee may, in its discretion, permit one or more Participants, or any group of Participants, to direct the investment of all or any portion of their Account in accordance with Section 5.2.

5.2	Designation of Investment Funds.

(a)	Each Participant shall designate, in accordance with the procedures established from time to time by the Committee, the manner in which the amounts credited to his Account over which he has been given investment discretion by the Committee shall be deemed to be invested from among the Investment Funds. Such Participant may designate one of such Investment Funds for the investment of all the amounts credited to such Account, or he may split the investment of the amounts credited to such Account between such Investment Funds in such increments as the Committee may prescribe. If a Participant fails to make a proper designation, then his Account shall be deemed to be invested in the Investment Fund or Investment Funds designated by the Committee from time to time.

(b)	A Participant may change his investment designation for future amounts to be credited to the portion of his Account over which he has been given investment discretion by the Committee. Any such change shall be made in accordance with the procedures established by the Committee, and the frequency of such changes may be limited by the Committee.

(c)	A Participant’s investment selections pursuant to the immediately preceding paragraph shall be made solely for purposes of crediting earnings and/or losses to his Account under Section 4.3 of this Plan. The Committee shall not, in any way, be bound to actually invest any amounts set aside pursuant to Article X below to satisfy its obligations under this Plan in accordance with such selections. The Committee shall select from time to time, in its sole and absolute discretion, commercially available investments of each of the types communicated by the Committee to the Participant pursuant to 5.2(a) above to be the Investment Funds.

ARTICLE VI.

VESTING

A Participant shall be 100% vested in his Account.

ARTICLE VII.

IN-SERVICE WITHDRAWALS

7.1	Rules Governing Grandfathered Benefits.

(a)	In-Service Distributions With Scheduled Withdrawal Date with Respect to Grandfathered Benefits.

(1)	Consistent with the Plan’s prior terms and operation, a Participant may at any time make an irrevocable election, effective as of the first day of the next Plan Year, to have all or a portion of his Grandfathered Benefits Subaccount, determined as of the date his election is made, paid to the Participant (i) on a fixed date, or (ii) pursuant to annual installments over a three (3) to ten (10) year period as specified in such election. Payments under the preceding sentence shall commence at least one (1) year following the date that such election is submitted to the Committee in writing.

(2)	The Participant shall receive a distribution of the amount(s) designated in subsection (1) above on his Scheduled Withdrawal Date(s), as determined in accordance with Section 1.1(bb).

(3)	The Participant may extend the Scheduled Withdrawal Date for any Plan Year by so indicating on a form provided by and submitted to the Committee, provided such form is submitted to the Committee at least one year before the Scheduled Withdrawal Date. The Participant shall have the right to twice so modify any Scheduled Withdrawal Date.

(4)	If a Participant separates from service prior to the Scheduled Withdrawal Date, other than by reason of death, the portion of the Participant’s Account associated with a Scheduled Withdrawal Date, which has not occurred prior to such termination, shall be distributed in a lump sum.

(5)	In the event that a Participant designates a Scheduled Withdrawal Date for some or all contributions made to his Account for a Plan Year, the amount subject to such distribution election shall be accounted for in a manner which allows separate accounting for the deferral of Compensation and investment gains and losses associated with such Plan Year’s deferral of compensation.

(b)	In-Service Distribution Without Scheduled Withdrawal Date. A Participant shall be permitted to elect an Early Distribution from his Account prior to the Payment Date, subject to the following restrictions:

(1)	The election to take an Early Distribution shall be made by submitting an election to the Committee pursuant to the Plan’s then current administrative procedures.

(2)	The amount of the Early Distribution may equal up to ninety percent (90%) of the amount credited to his Grandfathered Benefits Subaccount.

(3)	The amount described in subsection (2) above shall be paid in cash in a single lump sum distribution as soon as practicable after the end of the calendar quarter in which the Early Distribution election is made, and based upon the account valuations as of that calendar quarter.

(4)	If a Participant requests an Early Distribution of his entire vested account, the remaining balance of his Account (i.e., ten percent (10%) of the Account) shall be permanently forfeited and the Company shall have no obligation to the Participant or his Beneficiary with respect to such forfeited amount. If a Participant receives an Early Distribution of less than his entire vested account, such Participant shall forfeit ten percent (10%) of the gross amount to be distributed from the Participant’s Account and the Company shall have no obligation to the Participant or his Beneficiary with respect to such forfeited amount.

(5)	If a Participant receives an Early Distribution of either all or a part of his Account, the Participant will be ineligible to participate in the Plan for at least twelve (12) consecutive months following the date of distribution. This suspension period shall begin as soon as administratively feasible; provided, however, that, to the extent required to comply with Code Section 409A, it shall be delayed until the first day of the immediately following Plan Year.

(6)	All Early Distributions shall be made on a pro rata basis from a Participant’s Deferral Account and Company Contributions Account and each Investment Funds in such subaccounts.

7.2	Rules Governing 409A Benefits.

(a)	Scheduled In-Service Distributions with Respect to 409A Benefits.

(1)	At the time a Participant makes his deferral election for a Plan Year, the Participant may also file an irrevocable election to have all or a portion of the amount credited to his Individual Accounts for such Plan Year paid directly to him:

A.	In a single lump sum cash payment on a designated date; or

B.	In annual cash payments extending over a period of three (3) to ten (10) years, which the Participant shall specify in his election.

(2)	The Participant’s election shall specify whether the distribution is for a fixed dollar amount or the entire amount credited to the Participant’s Account for such Plan Year. This election shall be irrevocable as of the date the election is made.

(3)	Distribution made pursuant to an election filed under this subsection may not commence until at least one (1) full year has elapsed following the date that such election is submitted to the Committee in writing. The amount of the payment pursuant to this irrevocable election shall be stated in the election and shall be a fixed dollar amount and shall not be adjusted for earnings or losses following the election date.

(4)	An in-service distribution election may be modified by the Participant to provide that the date on which distribution is to be made or commence shall be a date subsequent to the date payment would otherwise be made or commence; provided, however, that the following requirements are also met:

A.	The Participant must submit this election at least twelve (12) months prior to the date the payment is scheduled to be made (or the installment payments are scheduled to commence) pursuant to the existing distribution election.

B.	The new election will not be effective until twelve (12) months have elapsed after the date on which the new election is filed with the Committee.

C.	The new election provides that payment will not be made or commence for at least five (5) years from the date payment would otherwise have been made or commenced.

D.	No more than two (2) postponements may be filed for any scheduled in-service distribution.

(5)	If a Participant Separates from Service prior to the date on which an in-service payment is scheduled to be made under this subsection, his election shall be terminated and his Individual Account shall be distributed as provided in Section 8.3 below.

(b)

Unforeseeable Financial Emergency with Respect to 409A Benefits. In the event that the Committee, upon written petition of the Participant, determines that the Participant has suffered an Unforeseeable Financial Emergency, the Participant shall be entitled to withdraw from that portion of his 409A Benefits Subaccount an amount that may not exceed the amount necessary to satisfy such emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through (i) reimbursement, (ii) compensation by insurance or otherwise, or (iii) liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). If the Participant’s 409A Benefits Subaccount is deemed to be invested in more than one Investment Fund, such withdrawal shall be made pro rata from each Investment Fund in which such 409A Benefits Subaccount is deemed to be invested. This subsection shall not apply to a Participant following his Separation from Service with an Employer, and in the event of such separation, the amounts credited to the Participant’s 409A Benefits Subaccount shall be payable to him only in accordance with Article VIII.

ARTICLE VIII.

BENEFIT DISTRIBUTIONS

8.1	General Rules.

(a)	Benefit Amount. A Participant’s Plan benefit shall be the value of his Individual Account determined as of the end of the calendar quarter immediately preceding the time of payment of such Account in accordance with Section 8.2 or Section 8.3, as applicable.

(b)	Triggering Events. A Participant’s benefit shall become payable upon the earliest to occur of the following events, each of which shall be classified as a “Triggering Event”:

(1)	A Participant’s Separation from Service with an Employer for any reason;

(2)	The death of the Participant; or

(3)	A determination by the Committee that the Participant has a Disability;

Notwithstanding the preceding sentence, with respect solely to 409A Benefits, if a Participant is a Specified Employee and Separates from Service for a reason other than death or Disability, distribution of the portion of such Participant’s Individual Account attributable to 409A Benefits shall commence six (6) months and two days after the date of his Separation from Service.

8.2	Rules Governing Form and Timing of Payment of Grandfathered Benefits.

(a)	Commencement of Payments. The portion of a Participant’s Individual Account attributable to Grandfathered Benefits shall be paid, or payments shall commence, as soon as administratively practicable following the end of the calendar quarter during which a Triggering Event occurs. A Participant’s benefit shall be paid to the Participant, unless the Triggering Event is the death of the Participant, in which case the Participant’s benefit shall be paid to the Participant’s designated beneficiary as provided in Section 8.4.

(b)	Form of Payment. A Participant’s Individual Account attributable to Grandfathered Benefits shall be paid in cash in a single lump sum payment on the Participant’s Payment Date.

In the event the Participant has an Account balance of more than $25,000, the Participant may elect to have his Account balance paid in substantially equal annual installments over a fixed number of years, no less than three (3) years and no more than ten (10) years, beginning on the Participant’s Payment Date. However, such optional form of benefit must be elected by the Participant, on a form provided by and submitted to the Committee, at least one (1) year before the Participant terminates employment with the Company.

A payment made in the form of a single lump sum payment shall be made during the calendar quarter next following the date a Participant has Separated from Service. If distribution is to be paid in series of annual installments, each installment payment will be made during the first calendar quarter of the Plan Year following the Participant’s Separation from Service and the first calendar quarter of each subsequent Plan Year.

The Participant’s Account shall continue to be credited with earnings pursuant to Section 3.1 of the Plan until all amounts credited to his Account under the plan have been distributed.

(c)	Death of Participant. If a Participant dies prior to the date the payment of his Grandfathered Benefits begins or, if applicable, is completed, such benefit shall be paid to such Participant’s beneficiary designated in accordance with Section 8.4 in a single lump sum cash payment. To the extent that the Participant had commenced payment in a series of annual installments, however, such installment payments shall continue as elected and be paid to his Beneficiary. The payment shall be made during the next calendar quarter period following the death of the Participant. If payment had previously commenced in a series of annual installments, then the payment will continue as established.

8.3	Rules Governing Form and Timing of Payment of 409A Benefits.

(a)	Commencement of Payments. A Participant’s 409A Benefits Subaccount shall be paid, or payment shall commence, during the next calendar quarter following the Triggering Event. Notwithstanding the preceding or any other provision of the Plan to the contrary, if a payment is made upon Separation from Service (not by reason of death or Disability) of a Participant who is a Specified Employee on the date his Separation from service occurs, such Participant’s distribution may not commence earlier than six (6) months and two (2) days following the date of his Separation from Service (or if earlier, upon his death). The provisions of this Section 8.3(a) shall apply only if any of the Company’s stock is publicly traded on an established securities market upon the date of Separation from Service. The portion of a Participant’s Account attributable to 409A Benefits shall be paid directly to the Participant, unless the Triggering Event is the death of the Participant, in which case such amounts shall be paid to the Participant’s designated beneficiary as provided in Section 8.4.

(b)	Form of Payment. A Participant’s 409A Benefits Subaccount shall be paid to the Participant in one of the following forms:

(1)	In a single lump sum cash payment; or

(2)	In cash payments in annual installments for a term from three (3) to ten (10) years payable to such Participant or, in the event of such Participant’s death prior to the end of such term certain, to his designated beneficiary as provided in Section 8.4. This form of payment will apply only if the value of the Participant’s 409A Benefits Subaccount is not less than $25,000. If such value is less than $25,000 on the date a Triggering Event occurs, the Participant shall receive distribution in the form of a single lump sum cash payment.

(c)	Time and Applicability of Election. With respect to a Participant’s 409A Benefits Subaccount for each Plan Year, the Participant must elect one of the forms of payment listed in subsection (b) above at the time the deferral election that applies to such 409A Benefits is made. Except as provided in subsection (d) below, such election shall be effective solely with respect to the amounts deferred pursuant to the election, shall be irrevocable by the Participant except as provided in subsection (d), and shall remain in effect for all periods of a Participant’s participation in the Plan. In the event a Participant fails to timely elect the form in which amounts attributable to 409A Benefits is to be paid, the Participant shall be deemed to have elected payment of such amounts in the form of a single lump sum cash payment.

(d)	Change in the Form of Payment. With respect to a Participant’s 409A Benefits Subaccount, a modification of the Participant’s previous distribution election shall not be effective unless all of the following requirements are satisfied:

(1)	The modified election shall not be effective for at least twelve (12) months following the date on which the modified election is filed with the Committee.

(2)	Except in the case of modified elections relating to distributions on account of death, Disability, or Unforeseeable Emergency, the modified election must provide that payment will not be made or commence for at least five (5) years from the date payment would otherwise have been made or commenced.

(3)	A modified election relating to a distribution to be made on a specified future date or under a fixed payment schedule shall be filed at least twelve (12) months prior to the date of the first otherwise scheduled payment.

(4)	A modified election shall not accelerate the time or schedule of any payment under the Plan, except as may be permitted pursuant to applicable Treasury Regulations.

Solely for purposes of applying the election modification restrictions described in this Subsection (b), a Participant’s election to be paid in installment payments shall be treated as an election of a single lump sum cash payment to be made on the date the installment payments are scheduled to commence.

(e)	Death of Participant. If a Participant dies prior to the date the payment of his 409A Benefits Subaccount begins, such benefit shall be paid to such Participant’s beneficiary designated in accordance with Section 8.4 in a single lump sum cash payment, notwithstanding any other form of payment elected by such Participant. To the extent that the Participant had commenced payment in a series of annual installments, however, such installment payments shall continue as elected and be paid to his Beneficiary.

8.4	Designation of Beneficiaries

(a)	Each Participant shall have the right to designate the beneficiary or beneficiaries to receive payment of his benefit in the event of his death. Each such designation shall be made by executing the beneficiary designation form prescribed by the Committee and filing such form with the Committee during the life of such Participant. Any such beneficiary designation may be changed at any time by execution and filing of a new designation in accordance with this subsection. The preceding notwithstanding, (i) if a Participant has designated his spouse as his beneficiary, such designation shall be void and of no effect upon the divorce of the Participant and such spouse, unless the Participant notifies the Committee to the contrary in writing after the date of such divorce, and (ii) if a Participant who is married on the date of his death has designated an individual or entity other than his surviving spouse as his beneficiary, such designation shall not be valid unless (a) such surviving spouse has consented thereto in writing, and such consent (i) acknowledges the effect of such specific designation, (ii) either consents to the specific designated beneficiary (which designation may not subsequently be changed by the Participant without spousal consent) or expressly permits such designation by the Participant without the requirement of further consent by such spouse, and (iii) is witnessed by a Plan representative (other than the Participant) or a notary public, or (b) the consent of such spouse cannot be obtained because such spouse cannot be located or because of other circumstances that the Committee in its discretion determines warrants a waiver of such consent. Any such consent by such surviving spouse shall be irrevocable.

(b)	If at the time of the death of the Participant no beneficiary designation form is on file with the Committee, or such beneficiary designation form is not valid or effective for any reason as determined by the Committee, then the designated beneficiary or beneficiaries to receive such benefit shall be as follows and in the same priority:

(1)	If a Participant has a surviving spouse at the time of such Participant’s death, his designated beneficiary shall be such surviving spouse;

(2)	If a Participant has no surviving spouse at the time of such Participant’s death, his designated beneficiary shall be such Participant’s executor or administrator of such Participant’s estate; or

(3)	If there is no administrator of such Participant’s estate duly appointed and acting in that capacity within ninety (90) days after the Participant’s death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed one hundred eighty (180) days after the Participant’s death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder.

(4)	In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (i) to that person’s living parent(s) to Account as custodian, (ii) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (iii) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Account in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold onto the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor, or if not guardian of the estate for the minor is duly appointed and currently acting within sixty (60) days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

Payment by Company pursuant to this section of all benefits owed hereunder shall terminate any and all liability of the Company.

8.5	Payments Pursuant to a Qualified Domestic Relations Order. To the extent that a Participant’s benefits are partitioned under an order which satisfies the requirements to be a Qualified Domestic Relations Order, as defined in ERISA Section 206(d) if it were issued with regard to a retirement plan qualified under Code Section 401(a) (a “QDRO”), the “alternate payee’s” benefits shall be paid in cash, in a single lump sum, as soon as administratively practicable following the date the QDRO is approved by the Committee. In the event that an alternate payee dies prior to the date that his benefits are eligible for distribution hereunder, his benefits shall be fully vested and shall be paid to the alternate payee’s designated beneficiary as soon as administratively feasible following his date of death. Payments made to an alternate payee, or an alternate payee’s beneficiary, shall be in the form of a single lump sum cash payment.

8.6

Unclaimed Benefits. In the case of a benefit payable to or on behalf of a Participant, if the Committee after a reasonable search is unable to locate the Participant or beneficiary to whom such benefit is payable, upon the Committee’s determination thereof, such benefit shall be forfeited to the Company. The Committee shall adopt procedures concerning the process that will be followed to locate a Participant or beneficiary under this Section. Notwithstanding the foregoing, if subsequent to any such forfeiture the Participant or beneficiary to whom such benefit is payable makes a valid claim for such benefit within a reasonable (as determined by and in the discretion of the Committee) period of time following the date such benefit became payable, such forfeited benefit shall be payable pursuant to the Plan provisions.

ARTICLE IX.

TRANSITION RULES

9.1	Deferral Elections for Plan Years 2005 through 2007. After enactment of Code Section 409A and pending the issuance of Final Treasury Regulations under Code Section 409A, this Plan was administered in the following manner:

(a)	Participants were required to make elections to defer Compensation related to services performed during the calendar year commencing on January 1, 2006 before December 31, 2005.

(b)	Participants were required to make elections to defer Compensation related to services performed during the calendar year commencing on January 1, 2007 before December 31, 2006.

(c)	During the Plan Year ending December 31, 2005, Participants were permitted to make new distribution elections for amounts credited to their accounts. These elections were not effective until January 1, 2006. This action was documented by a plan amendment adopted prior to December 31, 2005.

(d)	Newly hired employees who were eligible to participate in the Plan and individuals who were promoted to a level of seniority that made them eligible to participate in the Plan were permitted to file an election to defer Compensation in a manner consistent with the Proposed Regulations issued under Code Section 409A.

9.2	Distribution Elections.

(a)	Grandfathered Benefits Subaccounts, Distribution elections applicable to Grandfathered Benefits have been consistently administered as filed by the Participant. Such elections have been modified only as permitted under the Plan’s terms as applicable prior to the adoption of Code Section 409A.

(b)	409A Benefits Subaccounts.

(1)	Effective with respect to the Plan Years beginning January 1, 2005 and January 1, 2006, at the time a Participant made an election to defer an amount attributable to 409A Benefits, the Participant was required to make an election as to the form of distribution of such amount, as provided in Section 8.4(2)(b) hereof. If no such election was made, the distribution of such amount will be in the form of a single lump sum cash payment.

(2)	Each Participant shall be permitted to make a new payment election with respect to his 409A Benefits Subaccount by delivery of a new distribution election form to the Company during the period between October 1, 2007 and December 31, 2007. Such new payment election may specify (i) a new distribution date and a new payment method for all amounts contributed to the Plan for periods on or after January 1, 2005, and (ii) limit its application to the subaccount(s) holding contributions for one or more designated Plan Years. Elections made under this subsection shall be applicable for periods on or after January 1, 2008. Payment dates and methods permitted under this Section shall include, but not be limited to, the methods and elections permitted under Sections 7.1(b) and 8.3(b). A Participant shall make new payment elections in accordance with procedures established by the Committee.

ARTICLE X.

ADMINISTRATION OF PLAN

10.1	Appointment of Committee. The general administration of the Plan shall be vested in the Committee, which shall be appointed by the Compensation Committee of the Company’s Board of Directors and shall consist of one or more persons. Any individual, whether or not an employee of the Company, is eligible to become a member of the Committee.

10.2	Term, Vacancies, Resignation, and Removal. Each member of the Committee shall serve until he resigns, dies, or is removed by the Compensation Committee of the Board. At any time during his term of office, a member of the Committee may resign by giving written notice to the Board and the Committee. At any time during his term of office, and for any reason, a member of the Committee may be removed by the Board with or without cause, and the Board may in its discretion fill any vacancy that may result therefrom. Any member of the Committee who is an employee of the Company or an Employer shall automatically cease to be a member of the Committee as of the date he or she ceases to be employed by the Company or an Employer. Vacancies in the Committee shall be filled by the Board.

10.3	Self-Interest of Committee Members. No member of the Committee shall have any right to vote or decide upon any matter relating solely to himself or herself under the Plan (including, without limitation, Committee decisions under Article II) or to vote in any case in which his individual right to claim any benefit under the Plan is particularly involved. In any case in which a Committee member is so disqualified to Account and the remaining members cannot agree, the Directors shall appoint a temporary substitute member to exercise all the powers of the disqualified member concerning the matter in which he or she is disqualified.

10.4	Committee Powers and Duties. The Committee shall administer and enforce the Plan according to the terms and provisions hereof and shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the complete and absolute discretion to construe all provisions of the Plan and make all factual determinations and the right, power, authority, and duty:

(a)	To make rules, regulations, and bylaws for the administration of the Plan that are not inconsistent with the terms and provisions hereof, and to enforce the terms of the Plan and the rules and regulations promulgated thereunder by the Committee;

(b)	To construe in its sole discretion all terms, provisions, conditions, and limitations of the Plan;

(c)	To correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Plan in such manner and to such extent as it shall deem in its discretion expedient to effectuate the purposes of the Plan;

(d)	To employ and compensate such accountants, attorneys, investment advisors, and other agents, employees, and independent contractors as the Committee may deem necessary or advisable for the proper and efficient administration of the Plan;

(e)	To determine in its sole discretion all questions relating to eligibility;

(f)	To establish or designate Investment Funds as provided in Article V;

(g)	To determine whether and when there has been a termination of a Participant’s employment with the Company or an Employer, and the reason for such termination;

(h)	To make a determination in its sole discretion as to the right of any person to a benefit under the Plan and to prescribe procedures to be followed by distributees in obtaining benefits hereunder; and

(i)	To receive and review reports from the Trustee as to the financial condition of the Trust Fund, including its receipts and disbursements.

Notwithstanding the preceding, with respect to amounts attributable to 409A Benefits and with respect to administration of the Plan on and after January 1, 2005, the Committee shall administer and interpret the Plan in compliance with Code Section 409A and all related guidance issued pursuant to such Code Section.

10.5	Account Statements. The Committee shall provide a Participant with a statement of Accounts on a frequency of no less than annually.

10.6	Claims Review.

(a)	A person who believes that he is being denied a benefit to which he is entitled under this Plan (hereinafter referred to as “Claimant”) must file a written request for such benefit with the Committee, setting forth his claim. The request must be addressed to the Administrative Committee, c/o AMD Benefits Manager, One AMD Place, PO Box 3453, M/S 181, Sunnyvale, CA 94099.

(b)	In any case in which a claim for Plan benefits of a Participant or beneficiary is denied or modified, the Committee shall furnish written notice to the claimant within ninety days (or within one hundred eighty (180) days if additional information requested by the Committee necessitates an extension of the ninety (90) day period and, in which case, the claimant shall be informed of such extension prior to the end of the initial ninety-day period), which notice shall:

(1)	State the specific reason or reasons for the denial or modification;

(2)	Provide specific reference to pertinent Plan provisions on which the denial or modification is based;

(3)	Provide a description of any additional material or information necessary for the Participant, his beneficiary, or representative to perfect the claim and an explanation of why such material or information is necessary; and

(4)	Explain the Plan’s claim review procedure as contained herein.

The request must be addressed to the Administrative Committee, c/o AMD Benefits Manager, One AMD Place, PO Box 3453, M/S 181, Sunnyvale, CA 94099.

(c)	In the event a claim for Plan benefits is denied or modified, if the Participant, his beneficiary, or a representative of such Participant or beneficiary desires to have such denial or modification reviewed, he must, within sixty (60) days following receipt of the notice of such denial or modification, submit a written request for review by the Appeals Committee of the initial decision. In connection with such request, the Participant, his beneficiary, or the representative of such Participant or beneficiary may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing. Within sixty (60) days following such request for review the Appeals Committee shall, after providing a full and fair review, render its final decision to the Committee and provide the decision in writing to the Participant, his beneficiary, or the representative of such Participant or beneficiary stating specific reasons for such decision and making specific references to pertinent Plan provisions upon which the decision is based, and a description of any additional material or information necessary for the Claimant to perfect his claim and an explanation of why such material or such information is necessary. If special circumstances require an extension of such sixty-day period, the Committee’s decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Participant, beneficiary, or the representative of such Participant or beneficiary prior to the commencement of the extension period.

(d)	Compliance with the claims review procedures set forth in this Section shall be a condition precedent to the filing of a lawsuit by a Participant, his beneficiary, or any person claiming through a participant or beneficiary in connection with a Plan benefit, and a failure to timely exhaust the administrative remedies set forth herein shall bar any such proceeding in federal or state court.

10.7	Obligation to Supply Information. An Employer whose employees are Participants shall supply full and timely information to the Committee, including, but not limited to, information relating to each Participant’s Compensation, age, retirement, death, or other cause of separation from service and such other pertinent facts as the Committee may require. When making a determination in connection with the Plan, the Committee shall be entitled to rely upon the aforesaid information furnished by such Employer.

10.8	Indemnity. To the extent permitted by applicable law, the Company and each participating Employer shall indemnify and hold harmless each member of the Committee and other employees of the Company or any Employer to whom Plan administrative functions have been delegated by the Committee against any and all expenses and liabilities arising out of such individual’s administrative functions or fiduciary responsibilities under or incident to the Plan, including any expenses and liabilities that are caused by or result from an Account or omission constituting the negligence of such individual in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such individual’s own gross negligence or willful misconduct. Expenses against which such individual shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

10.9	Compensation. The Committee shall serve without compensation. The Committee is authorized to employ such legal counsel as it may deem advisable to assist in the performance of its duties, which shall be at the Company’s expense. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.

ARTICLE XI.

PURPOSE AND UNFUNDED NATURE OF THE PLAN

11.1	Purpose of Plan. The Company, as Plan sponsor, intends and desires by the adoption and maintenance of the Plan to recognize the value to the Company of the past and present services of employees covered by the Plan and to encourage and ensure their continued service with the Company by making more adequate provision for their future retirement security.

11.2	Unfunded Nature of Plan. The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation for a select group of management or highly compensated employees of the Company or an Employer. Further, it is the intention of the Company, as Plan sponsor, that the Plan be “unfunded” for purposes of the Code and Title I of ERISA. The Plan constitutes a mere promise by the Company to make benefit payments in the future. Plan benefits herein provided are to be paid out of an Employer’s general assets, and Participants shall have the status of general unsecured creditors of the Company.

11.3	Funding of Obligation. The adoption of this Plan and any setting aside of amounts by the Company from which to discharge their obligations hereunder shall not be deemed to create a trust; legal and equitable title to any funds so set aside shall remain with the Company, and any recipient of benefits hereunder shall have no security or other interest in such funds. Any and all funds so set aside shall remain subject to the claims of the general creditors of the Company, present and future. This provision shall not require the Company to set aside any funds, but the Company may set aside funds if it chooses to do so.

ARTICLE XII.

MISCELLANEOUS

12.1	Not Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract between the Company and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Company or to restrict the right of the Company to discharge any person at any time, nor shall the Plan be deemed to give the Company the right to require any person to remain in the employ of the Company or to restrict any person’s right to terminate his employment at any time.

12.2	Alienation of Interest Forbidden. The interest of a Participant or his beneficiary or beneficiaries hereunder may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void, nor shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are payable, nor shall they be an asset in bankruptcy or subject to garnishment, attachment, or other legal or equitable proceedings. The preceding notwithstanding, the Committee shall comply with the terms and provisions of an order that would qualify as a QDRO.

12.3	Withholding. All Compensation Deferrals, Company Credits, and benefit payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of the Company and any Employer under any applicable local, state, or federal law as such laws are interpreted by the Company.

12.4	Amendment and Termination.

(a)

Amendment and Termination with Respect to Grandfathered Benefits. This paragraph applies solely with respect to Grandfathered Benefits. The Directors have the absolute and unconditional right to amend the portion of the Plan that affects Grandfathered Benefits at any time and may from time to time, in their discretion, amend, in whole or in part, any or all of the provisions of the Plan relating to Grandfathered Benefits; provided, however, that any amendments to the Plan that do not have a significant cost impact on the Company, whether or not retroactive, may be made by the Committee; and provided, further, that no amendment may be made that would reduce a Participant’s Vested Interest in the amounts credited to his Individual Accounts as of the date of adoption of such amendment. The Directors have the absolute and unconditional right to terminate the Plan solely with respect to Grandfathered Benefits at any time on behalf of the Company and each participating Employer. In the event that the Plan is so terminated, notwithstanding any other form of benefit elected by the Participant, the balance of each Participant’s Grandfathered Benefits shall be paid to such Participant or his designated beneficiary in the manner selected by the Committee in its discretion (notwithstanding any other form of benefit elected by such Participant), which may include the payment of a single lump sum cash payment within thirty (30) days, in full satisfaction of all of such Participant’s or beneficiary’s benefits hereunder.

(b)	Amendment and Termination with Respect to 409A Benefits. The Company, acting through the Directors, shall have the absolute and unconditional right to amend the portion of the Plan that affects 409A Benefits at any time and may from time to time, in their discretion, amend, in whole or in part, any or all of the provisions of the Plan relating to 409A Benefits; provided, however, that such amendments shall not violate the requirements of Code Section 409A. In addition, the Company, acting through the Directors, may terminate the portion of the Plan that is subject to Code Section 409A upon occurrence of any one of the following events:

(1)	Within twelve (12) months of the Company’s dissolution, taxed under Code Section 331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participants’ gross income in the latest of:

A.	The calendar year in which Plan termination occurs;

B.	The calendar year in which such amounts are no longer subject to a substantial risk of forfeiture; or

C.	The first calendar year in which payment of such amounts is administratively practicable.

(2)	Within the thirty (30) days preceding or the twelve (12) months following a Change of Control (within the meaning of Code Section 409A and related guidance issued thereunder), provided all substantially similar arrangements sponsored by the Company are also terminated, so that the Participant and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of termination of the arrangements.

(3)	At the discretion of the Company, provided that all of the following requirements are satisfied:

A.	All arrangements sponsored by the Company that would be aggregated with any terminated arrangement under Treasury Regulation Section 1.409A-1(c), if the same Participant participated in all of the arrangements, are terminated;

B.	No payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within twelve (12) months of the termination of the arrangements;

C.	All payments are made within twenty-four (24) months of the termination of the arrangements; and

D.	The Company does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulation Section 1.409A-1(c), if the same Participant participated in both arrangements, at any time within five (5) years following the date of termination of the arrangement.

(4)	Such other events and conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

12.5	Severability. If any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

12.6	Receipt or Release. Any payment to a Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

12.7	Governing Laws. All provisions of the Plan shall be construed in accordance with the laws of the State of California except to the extent preempted by federal law.

Executed this 14th day of November, 2007.

ADVANCED MICRO DEVICES INC.

By:	/s/ Kelly Smales
Name:	Kelly Smales
Title:	Corp VP Finance

By:	/s/ Matt Martin
Name:	Matt Martin
Title	VP, Compensation & Benefits

By:	/s/ Michel Cadieux
Name:	Michel Cadieux
Title:	SVP HR & CTO